Exhibit 10.3

YRC WORLDWIDE INC.

SEVERANCE AGREEMENT

THIS SEVERANCE AGREEMENT (this “Agreement”) is made this 30th day of December, 2014 (the “Effective Date”) by and between YRC WORLDWIDE INC., a Delaware corporation (the “Company”), and James L. Welch (the “Executive”).

WHEREAS, in partial consideration for the continued employment of the Executive as Chief Executive Officer by the Company and the severance benefits hereunder, the Company wishes to enter into this Agreement upon the terms and conditions set forth herein and to bind the Executive to certain restrictive covenants in favor of the Company.

NOW, THEREFORE, in consideration of the foregoing, of the mutual promises contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Definitions. Capitalized terms not otherwise defined in this Agreement shall have the meanings attributed to such terms in this Section 1.

(a) “Affiliate” means, with respect to any individual or entity, any other individual or entity, which, directly or indirectly, controls, is controlled by or is under common control with such individual or entity.

(b) “Base Salary” means the Executive’s annual base compensation rate for services paid by the Company to the Executive at the time immediately prior to the Effective Date, as reflected in the Company’s payroll records and which the Board may increase (but not decrease).

(c) “Cause” means: (i) the Executive’s willful misconduct or gross negligence in the performance of the Executive’s duties to the Company; (ii) the Executive’s continued refusal to substantially perform the Executive’s material duties to the Company or to follow the lawful directives of the Company’s Board of Directors (other than as a result of death or physical or mental incapacity) that continues after written notice from the Company; (iii) the Executive’s indictment for, conviction of, or pleading of guilty or nolo contendere to, a felony or any crime involving moral turpitude; (iv) the Executive’s performance of any material act of theft, embezzlement, fraud, malfeasance, dishonesty or misappropriation of the Company’s property; or (v) material breach of this Agreement or any other agreement with the Company, or a material violation of the Company’s code of conduct or other written policy that is not cured within ten (10) days of notice from the Company.

(d) “Change in Control” means an occurrence of one of the following:

(i) any “person,” as such term is used in Sections 13(d) and 14(d) of the Exchange Act (other than the Company, any trustee or other fiduciary holding securities under any employee benefit plan of the Company or any company owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of Common Stock of the Company (“Excluded Persons”)) becoming the beneficial owner (as defined in Rule 13d 3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities, excluding an acquisition pursuant to a Business Transaction (as defined below) that does not constitute a “Change in Control” thereunder;

(ii) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board, and any new director (other than a director whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such term is used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two thirds of the directors then still in office who either were directors at the beginning of the two year period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the Board;

(iii) a merger or consolidation of the Company or any direct or indirect subsidiary of the Company (a “Business Transaction”) with any other entity, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the Company or its successor (or the ultimate parent company of the Company or its successor) outstanding immediately after such merger or consolidation; provided, however, that a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person (other than Excluded Persons) acquires more than 50% of the combined voting power of the Company’s then outstanding securities shall not constitute a Change in Control of the Company; or

(iv) a complete liquidation or dissolution of the Company or the consummation of a sale or disposition by the Company of all or substantially all of the Company’s assets other than the sale or disposition of all or substantially all of the assets of the Company to a person or persons who beneficially own, directly or indirectly, 50% or more of the combined voting power of the outstanding voting securities of the Company at the time of the sale (or to an entity controlled by such person or persons).

Notwithstanding the foregoing, an event shall not be considered to be a Change in Control unless such event is also a “change in ownership,” a “change in effective control” or a “change in the ownership of a substantial portion of the assets” of the Company within the meaning of Section 409A of the Code.

(e) “Company Group” means the Company and any affiliates or subsidiaries of the Company.

(f) “Good Reason” means the occurrence of any of the following events: (i) reduction in Executive’s Base Salary or Target Bonus, (ii) any material diminution in Executive’s titles, duties or responsibilities or the assignment to him of duties or responsibilities that materially impairs his ability to perform the duties or responsibilities then assigned to the Executive or normally assigned to someone in the Executive’s role of an enterprise of the size and structure of the Company, (iii) the assignment of duties to the Executive that are materially inconsistent with the Executive’s position with the Company, (iv) a required relocation of the Executive’s primary office location of more than fifty (50) miles or (v) a material breach of this Agreement or any other material, written agreement with Executive. For purposes of this Agreement, Executive shall have Good Reason to terminate employment if, within thirty (30) days after Executive knows (or has reason to know) of the occurrence of any of the events described above, Executive provides written notice requesting cure to the Board of such events, and the Board fails to cure, if curable, such events within thirty (30) days following receipt of such notice, and the Executive actually terminates employment within ninety (90) days following the expiration of such cure period.

(g) “Target Bonus” means the annual target bonus applicable to the Executive for a given year. In the case of the Good Reason definition, it refers to the annual target bonus established by the Company for the Executive starting in 2015. For the sake of clarity, “Good Reason” to terminate shall not exist with respect to the setting of the Executive’s Target Bonus in 2015, even if such Target Bonus is lower than that for 2014.

2. At-Will Employment. The Executive acknowledges and agrees that the Executive’s employment with the Company is and shall remain “at-will” and the Executive’s employment with the Company may be terminated at any time and for any reason (or no reason) by the Company or the Executive, with or without notice. During the period of the Executive’s employment with the Company, the Executive shall perform such duties and fulfill such responsibilities as reasonably requested by the Company from time to time commensurate with the Executive’s position as Chief Executive Officer with the Company.

3. Severance.

(a) Severance Payments - Involuntary Termination. Subject to the Executive’s compliance with the provisions of Sections 3(c), 4 and 5 hereof, in the event of a (x) termination of the Executive’s employment by the Company for reasons other than Cause, death or physical or mental incapacity or (y) voluntary resignation by the Executive for Good Reason (any termination described in (x) or (y), a “Qualifying Termination”), the Executive shall be entitled to (A) receive continued payment of the Executive’s then-current Base Salary for a period beginning on the effective date of such termination and continuing for twenty-four (24) months, payable in accordance with the Company’s normal payroll practices as in effect on the date of termination or in a lump sum if mutually agreed to by the Executive and the Company, which discretion is limited to the portion, if any, of the severance that does not constitute deferred compensation within the meaning of Section 409A of the Code, (B) reimbursement for up to 18 months of COBRA premiums paid by the Executive for continued health care, and (C) receive the Accrued Benefits (as defined below). Any severance payment hereunder shall be in lieu of any other severance payment to which the Executive would be entitled pursuant to any other severance plan, program, arrangement, or policy of the Company, and shall be considered a part of, and not in addition to, amounts that may be payable to the Executive under the Worker Adjustment Retraining Notification Act of 1988 or any similar state statute or regulation.

(b) Severance Payments - Change of Control. Subject to the Executive’s compliance with the provisions of Sections 3(c), 4 and 5 hereof, in the event of the Executive’s Qualifying Termination, within 12 months after a Change of Control, the Executive shall be entitled to (A) receive a lump-sum payment of an amount equal to 2.0 multiplied by the sum of the Executive’s then-current rate of Base Salary plus the Executive’s Target Bonus for the year of termination (determined without taking into account any reduction thereto giving rise to a Good Reason termination), (B) reimbursement for up to 18 months of COBRA premiums paid by the Executive for continued health care, (C) vesting of outstanding equity awards held by the Executive at the time of such Qualifying Termination with performance awards vesting at target levels and outstanding options remaining exercisable for 12 months following the date of termination (but not beyond the original term), and (D) receive the Accrued Benefits (as defined below). Any severance payment hereunder shall be in lieu of any other severance payment to which the Executive would be entitled pursuant to any other severance plan, program, arrangement, or policy of the Company, and shall be considered a part of, and not in addition to, amounts that may be payable to the Executive under the Worker Adjustment Retraining Notification Act of 1988 or any similar state statute or regulation.

(c) General Release. The receipt of the payments described in Section 3(a) and 3(b) hereof shall be conditioned upon the execution and non-revocation by the Executive of a general release in the form attached hereto as Exhibit A (the “Release”). Such release shall be executed and delivered (and no longer subject to revocation, if applicable) within sixty (60) days following termination. Subject to Section 3(d), any amount that would otherwise by payable before the Release becomes irrevocable shall be accumulated and paid promptly after such date.

(d) Section 409A. To the extent the 60-day period referenced in Section 3(c) spans two calendar years, any amount that would be considered to be “non-qualified deferred compensation” within the meaning of Section 409A of the Code that would otherwise be payable in the calendar year that includes the date of termination shall be accumulated and paid in the following calendar year.

(e) Other Terminations of Employment. In the event that the Executive’s employment with the Company is terminated for any reason (or no reason), the Executive (or the Executive’s legal representative) shall be entitled to the following (with the amounts due under Section 3(e)(i) through 3(e)(iv) hereof to be paid within sixty (60) days following termination of employment, or such earlier date as may be required by applicable law): (i) any unpaid Base Salary through the date of termination; (ii) reimbursement for any earned but unpaid salary or other accrued amounts and any unreimbursed business expenses incurred through the date of termination; and (iii) all other accrued and vested payments and benefits (including, without limitation, annual bonuses and vacation pay) to which the Executive shall be entitled under the terms of any applicable compensation arrangement or employee benefit plan or program of the Company or its affiliates (collectively, Sections 3(e)(i) through 3(e)(iii) hereof shall be hereafter referred to as the “Accrued Benefits”). In the event that the Executive’s employment with the Company is terminated by the Company for Cause, or by the Executive for any reason, or as a result of death or physical or mental incapacity, the Company shall have no further obligations to the Executive, except as provided in Section 3(f) hereof and this Section 3(e).

(f) Other Benefits. The benefits payable to the Executive under this Agreement are not in lieu of any benefits payable under any Executive benefit plan, program or arrangement of the Company, except as provided specifically herein, and upon termination of employment, the Executive shall receive such benefits or payments, if any, as the Executive may be entitled to receive pursuant to the terms of such plans, programs and arrangements. Except for the obligations of the Company provided by this Agreement (including, without limitation, pursuant to the preceding sentence hereof), the Company shall have no further obligations to the Executive upon termination of employment.

(g) Withholding of Taxes. All payments required to be made by the Company to the Executive under this Agreement shall be subject to the withholding of such amounts for taxes and other payroll deductions as the Company may reasonably determine it should withhold pursuant to any applicable law or regulation.

(h) Limitation on Payments and Benefits. Notwithstanding any provision of this Agreement to the contrary, in the event that any amount or benefit to be paid or provided to the Executive under this Agreement or otherwise constitutes a “parachute payment” within the meaning of Section 280G of the Code, and but for this provision, would be subject to the excise tax imposed by Section 4999 of the Code, then the totality of those amounts shall be either: (a) delivered in full, or (b) delivered as to such lesser extent which would result in no portion of such payments and benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income and employment taxes and the excise tax imposed by Section 4999 of the Code (and any equivalent state or local excise taxes), results in the receipt by the Executive on an after-tax basis, of the greatest amount of such payments and benefits, notwithstanding that all or some portion of such amount may be taxable under Section 4999 of the Code. Any reduction of any amount required by this provision shall be made in accordance with Section 409A of the Code and shall occur in the following order: (1) reduction of cash payments to the Executive under this Agreement or otherwise; (2) reduction of other benefits paid or provided to the Executive; and (3) reduction of vesting acceleration of equity awards under this Agreement or otherwise. If two or more equity awards are granted on the same date, each award will be reduced on a pro rata basis (dollar-for-dollar).

(i) Claw-back. If, pursuant to Section 10D of the Securities Exchange Act of 1934, as amended (the “Act”), the Company would not be eligible for continued listing, if applicable, under Section 10D(a) of the Act if it did not adopt policies consistent with Section 10D(b) of the Act, then, in accordance with those policies that are so required, any incentive-based compensation payable to Executive under this Agreement or otherwise shall be subject to claw-back in the circumstances, to the extent, and in the manner, required by Section 10D(b)(2) of the Act, as interpreted by rules of the Securities Exchange Commission.

4. Termination Procedure. Any termination of employment shall be effected through written notice from one party to the other. The termination shall be effective as of the date specified in the notice; provided that in the case of the Executive terminating employment with the Company for Good Reason, the Executive shall be required to give written notice to the Company at least thirty (30) days prior to the desired date of termination.

5. Restrictive Covenants.

(a) Confidentiality. During the course of the Executive’s employment with the Company, the Executive will learn confidential information on behalf of the Company Group. The Executive agrees that the Executive shall not, directly or indirectly, use, make available, sell, disclose or otherwise communicate to any person, other than in the course of the Executive’s assigned duties and for the benefit of the Company Group, either during the period of the Executive’s employment or at any time thereafter, any business and technical information or trade secrets, nonpublic, proprietary or confidential information, knowledge or data relating to the Company Group or any of its Affiliates or businesses, or received from third parties subject to a duty on the Company Group’s and its Affiliates’ part to maintain the confidentiality of such information and to use it only for certain limited purposes, in each case which shall have been obtained by the Executive during the Executive’s employment by the Company Group (or any predecessor). The foregoing shall not apply to information that (i) was known to the public prior to its disclosure to the Executive; (ii) becomes generally known to the public subsequent to disclosure to the Executive through no wrongful act of the Executive or any representative of the Executive; or (iii) the Executive is required to disclose by applicable law, regulation or legal process (provided that the Executive provides the Company with prior notice of the contemplated disclosure and cooperates with the Company Group at its expense in seeking a protective order or other appropriate protection of such information).

(b) Noncompetition. The Executive acknowledges that the Executive performs services of a unique nature for the Company that are irreplaceable, and that the Executive’s performance of such services to a competing business will result in irreparable harm to the Company. Accordingly, during the Executive’s employment by the Company and for a period of twelve (12) months thereafter, the Executive agrees that the Executive will not, directly or indirectly, own, manage, operate, control, be employed by (whether as an Executive, consultant, independent contractor or otherwise, and whether or not for compensation) or render services to any person, firm, corporation or other entity, in whatever form, engaged in competition with the Company or any of its Affiliates or in any other material business in which the Company or any of its direct or indirect subsidiaries is engaged on the date of termination or in which they have planned, on or prior to such date, to be engaged in on or after such date, in any locale of any country in which the Company conducts business. Notwithstanding the foregoing, nothing herein shall prohibit the Executive from being a passive owner of not more than one percent (1%) of the equity securities of a publicly traded corporation engaged in a business that is in competition with the Company or any of its Affiliates, so long as the Executive has no active participation in the business of such corporation.

(c) Nonsolicitation; Noninterference. During the Executive’s employment with the Company and for a period of twelve (12) months thereafter, the Executive agrees that the Executive shall not, except in the furtherance of the Executive’s duties hereunder, directly or indirectly, individually or on behalf of any other person, firm, corporation or other entity, (i) solicit, aid or induce any customer of the Company or any of its direct or indirect subsidiaries to purchase goods or services then sold by the Company Group or any of its Affiliates from another person, firm, corporation or other entity or assist or aid any other persons or entity in identifying or soliciting any such customer, (ii) solicit, aid or induce any employee, representative or agent of the Company Group to leave such employment or retention or to accept employment with or render services to or with any other person, firm, corporation or other entity unaffiliated with the Company or hire or retain any such Executive, representative or agent, or take any action to materially assist or aid any other person, firm, corporation or other entity in identifying, hiring or soliciting any such Executive, representative or agent, or (iii) interfere, or aid or induce any other person or entity in interfering, with the relationship between the Company or any of its Affiliates and any of their respective vendors, joint venturers or licensors. An Executive, representative or agent shall be deemed covered by this Section 5(c) while so employed or retained and for a period of six (6) months thereafter.

(d) Nondisparagement. The Executive agrees not to make negative comments or otherwise disparage the Company Group, or any of their respective officers, directors, Executives, shareholders, agents or products other than in the good faith performance of the Executive’s duties to the Company while the Executive is employed by the Company or for a period of twelve (12) months thereafter. The foregoing shall not be violated by truthful statements in response to legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings).

(e) Inventions.

(i) The Executive acknowledges and agrees that all ideas, methods, inventions, discoveries, improvements, work products, developments or works of authorship (“Inventions”), whether patentable or unpatentable, (A) that relate to the Executive’s work with the Company, made or conceived by the Executive, solely or jointly with others, during the course of the Executive’s service with the Company, or (B) suggested by any work that the Executive performs in connection with the Company, either while performing the Executive’s duties with the Company or on the Executive’s own time, but only insofar as the Inventions are related to the Executive’s work as an Executive or other service provider to the Company, shall belong exclusively to the Company (or its designee), whether or not patent applications are filed thereon. The Executive will keep full and complete written records (the “Records”), in the manner prescribed by the Company, of all Inventions, and will promptly disclose all Inventions completely and in writing to the Company. The Records shall be the sole and exclusive property of the Company, and the Executive will surrender them upon the Executive’s termination of employment with the Company, or upon the Company’s request. The Executive will assign to the Company the Inventions and all patents that may issue thereon in any and all countries, whether during or subsequent to the Executive’s service with the Company, together with the right to file, in the Executive’s name or in the name of the Company (or its designee), applications for patents and equivalent rights (the “Applications”). The Executive will, at any time during and subsequent to the Executive’s service with the Company, make such applications, sign such papers, take all rightful oaths, and perform all acts as may be requested from time to time by the Company with respect to the Inventions. The Executive will also execute assignments to the Company (or its designee) of the Applications, and give the Company and its attorneys all reasonable assistance (including the giving of testimony) to obtain the Inventions for the Company’s benefit, all without additional compensation to the Executive from the Company, but entirely at the Company’s expense.

(ii) In addition, the Inventions will be deemed Work for Hire, as such term is defined under the copyright laws of the United States, on behalf of the Company and the Executive agrees that the Company will be the sole owner of the Inventions, and all underlying rights therein, in all media now known or hereinafter devised, throughout the universe and in perpetuity without any further obligations to the Executive. If the Inventions, or any portion thereof, are deemed not to be Work for Hire, the Executive hereby irrevocably conveys, transfers and assigns to the Company, all rights, in all media now known or hereinafter devised, throughout the universe and in perpetuity, in and to the Inventions, including, without limitation, all of the Executive’s right, title and interest in the copyrights (and all renewals, revivals and extensions thereof) to the Inventions, including, without limitation, all rights of any kind or any nature now or hereafter recognized, including, without limitation, the unrestricted right to make modifications, adaptations and revisions to the Inventions, to exploit and allow others to exploit the Inventions and all rights to sue at law or in equity for any infringement, or other unauthorized use or conduct in derogation of the Inventions, known or unknown, prior to the date hereof, including, without limitation, the right to receive all proceeds and damages therefrom. In addition, the Executive hereby waives any so-called “moral rights” with respect to the Inventions. To the extent that the Executive has any rights in the results and proceeds of the Executive’s service to the Company that cannot be assigned in the manner described herein, the Executive agrees to unconditionally waive the enforcement of such rights. The Executive hereby waives any and all currently existing and future monetary rights in and to the Inventions and all patents that may issue thereon, including, without limitation, any rights that would otherwise accrue to the Executive’s benefit by virtue of the Executive being an Executive of or other service provider to the Company.

(f) Return of Company Property. On the date of the Executive’s termination of employment with the Company for any reason (or at any time prior thereto at the Company’s request), the Executive shall return all property belonging to the Company or its Affiliates (including, but not limited to, any Company-provided laptops, computers, cell phones, wireless electronic mail devices or other equipment, or documents and property belonging to the Company). The Executive may retain the Executive’s contact lists and similar address books provided that such items only include contact information.

(g) Reformation. If it is determined by a court of competent jurisdiction in any state that any restriction in this Section 5 is excessive in duration or scope or is unreasonable or unenforceable under applicable law, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the laws of that state.

(h) Tolling. In the event of any violation of the provisions of this Section 5, the Executive acknowledges and agrees that the post-termination restrictions contained in this Section 5 shall be extended by a period of time equal to the period of such violation, it being the intention of the parties hereto that the running of the applicable post-termination restriction period shall be tolled during any period of such violation.

(i) Survival. The obligations contained in Sections 5 and 6 hereof shall survive the termination of the Executive’s employment with the Company and shall be fully enforceable thereafter.

6. Cooperation. Upon the receipt of reasonable notice from the Company (including outside counsel), the Executive agrees that while employed by the Company and thereafter, the Executive will respond and provide information with regard to matters in which the Executive has knowledge as a result of the Executive’s employment with the Company, and will provide reasonable assistance to the Company, its Affiliates and their respective representatives in defense of any claims that may be made against the Company or its Affiliates, and will assist the Company and its Affiliates in the prosecution of any claims that may be made by the Company or its Affiliates, to the extent that such claims may relate to the period of the Executive’s employment with the Company. If, after the Executive’s termination of employment for any reason, the Executive is required to testify by deposition, in a judicial proceeding, or in an arbitration proceeding, the Company will compensate the Executive for his time at an hourly rate equal to the Executive’s most recent Base Salary divided by 2,080 and promptly reimburse the Executive for all reasonable travel expenses. The Executive agrees to promptly inform the Company if the Executive becomes aware of any lawsuits involving such claims that may be filed or threatened against the Company or its Affiliates. The Executive also agrees to promptly inform the Company (to the extent that the Executive is legally permitted to do so) if the Executive is asked to assist in any investigation of the Company or its Affiliates (or their actions), regardless of whether a lawsuit or other proceeding has then been filed against the Company or its Affiliates with respect to such investigation, and shall not do so unless legally required.

7. Equitable Relief and Other Remedies. The Executive acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of Section 5 or Section 6 hereof would be inadequate and, in recognition of this fact, the Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company shall be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available, without the necessity of showing actual monetary damages or the posting of a bond or other security. In the event of a violation by the Executive of Section 5 or Section 6 hereof, any severance being paid to the Executive pursuant to this Agreement or otherwise shall immediately cease, and any severance previously paid to the Executive shall be immediately repaid to the Company.

8. Notices. For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given (a) on the date of delivery, if delivered by hand, (b) on the date of transmission, if delivered by confirmed facsimile or electronic mail, (c) on the first business day following the date of deposit, if delivered by guaranteed overnight delivery service, or (d) on the fourth business day following the date delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:     At the last address on the records of the Company.

If to the Company:     At the Company’s principal executives offices, Attention General Counsel.

9. Governing Law. This Agreement shall be governed, construed, performed and enforced in accordance with its express terms, and otherwise in accordance with the laws of the State of Delaware, without reference to principles of conflict of laws.

10. Resolution of Disputes. Any dispute concerning the validity, interpretation, enforcement, or breach of this Agreement, or otherwise arising between the parties, shall be submitted to binding arbitration before the American Arbitration Association (“AAA”) for resolution. Such arbitration shall be conducted in the State of Delaware, and the arbitrator will apply Delaware law, including federal law as applied in Delaware courts. The arbitration shall be conducted in accordance with the AAA’s Employment Arbitration Rules, as modified by the terms set forth in this Agreement. The arbitration will be conducted by a single arbitrator, who shall be an attorney who specializes in the field of employment law and shall have prior experience arbitrating employment disputes. The award of the arbitrator shall be final and binding on the parties, and judgment on the award may be confirmed and entered in any state or federal court in the State of Delaware. The arbitration shall be conducted on a strictly confidential basis, and Executive shall not disclose the existence of a claim, the nature of a claim, any documents, exhibits, or information exchanged or presented in connection with any such a claim, or the result of any arbitration (collectively, “Arbitration Materials”), to any third party, with the sole exception of Executive’s legal counsel, who also shall be bound by all confidentiality terms of this Agreement. In the event of any court proceeding to challenge or enforce an arbitrator’s award, the parties hereby consent to the exclusive jurisdiction of the state and federal courts in the State of Delaware, and agree to venue in that jurisdiction. The parties agree to take all steps necessary to protect the confidentiality of the Arbitration Materials in connection with any such proceeding, agree to file all Confidential Information (and documents containing Confidential Information) under seal to the extent possible and agree to the entry of an appropriate protective order encompassing the confidentiality terms of this Agreement. Each party agrees to pay its own costs and fees in connection with any arbitration of a dispute arising under this Agreement, and any court proceeding arising therefrom, regardless of outcome; provided, however, that if Executive prevails on substantially all claims, then the Company shall reimburse Executive for attorneys’ fees reasonably incurred by him.

11. Waiver of Breach. Any waiver of any breach of this Agreement shall not be construed to be a continuing waiver or consent to any subsequent breach on the part either of the Executive or of the Company.

12. Non-Assignment; Successors. This Agreement is personal to each of the parties hereto. Except as provided in this Section 12, no party may assign or delegate any rights or obligations hereunder without first obtaining the advanced written consent of the other party hereto. Any purported assignment or delegation by the Executive in violation of the foregoing shall be null and void ab initio and of no force and effect. The Company may assign this Agreement to a person or entity that is an Affiliate of the Company or to any successor to all or substantially all of the business and/or assets of the Company that assumes in writing, or by operation of law, the obligations of the Company hereunder. As used in this Agreement, “Company” shall mean the Company and any successor to its business and/or assets, which assumes and agrees to perform this Agreement by operation of law, or otherwise.

13. Severability. To the extent that any provision of this Agreement or portion thereof shall be invalid or unenforceable, it shall be considered deleted therefrom and the remainder of such provision and of this Agreement shall be unaffected and shall continue in full force and effect.

14. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

15. Entire Agreement. This Agreement constitutes the entire agreement by the Company and the Executive with respect to the subject matter hereof, and supersedes any and all prior agreements or understandings between the Executive and the Company, including the employment agreement entered into July 22, 2011 and amended October 30, 2012 between Executive and the Company with respect to the subject matter hereof, whether written or oral. This Agreement may be amended or modified only by a written instrument executed by the Executive and the Company.

16. Code Section 409A Compliance. The intent of the parties is that payments and benefits under this Agreement be exempt from, or comply with, Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted consistent with such intent. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on the Executive by Code Section 409A or damages for failing to comply with Code Section 409A. For purposes of Code Section 409A, the Executive’s right to receive installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above.

YRC WORLDWIDE INC.

By:	/s/ James E. Hoffman
Name:	James E. Hoffman
Title:	Chairman of the Board

Executive:

/s/ James L. Welch James L. Welch

Signature Page to Severance Agreement

EXHIBIT A

I,            , in consideration of and subject to the performance by YRC Worldwide, Inc. (together with its subsidiaries, the “Company”), of its obligations under this General Release (the “Release”), do hereby release and forever discharge as of the date hereof the Company and its respective affiliates and subsidiaries and all their present, former and future directors, officers, agents, representatives, employees, successors and assigns of the Company and/or its respective affiliates and subsidiaries and direct or indirect owners (collectively, the “Released Parties”) to the extent provided herein. The Released Parties are intended third-party beneficiaries of this Release, and this Release may be enforced by each of them in accordance with the terms hereof in respect of the rights granted to such Released Parties hereunder.

1. I hereby acknowledge that, in consideration of the waiver and release of claims set forth in this Release, the Company agrees to provide me, in full satisfaction of its obligation to me, with the post-termination payments set forth in Sections 3(a) or 3(b) of the Severance Agreement (the “Agreement”), whichever is applicable. The severance payments are subject to my compliance with the restrictive covenants set forth in Section 5 of the Agreement, which expressly survive the date of termination of my employment with the Company (the “Termination Date”). The severance payments are in addition to any amounts owed to me by the Company.

2. I understand that any payments or benefits paid or granted to me under this Release represent, in part, consideration for signing this Release and are not salary, wages or benefits to which I was already entitled. I understand and agree that I will not receive certain of the payments and benefits specified in Sections 3(a) or 3(b) of the Agreement unless I execute this Release and do not revoke this Release within the time period permitted hereafter or breach this Release. Such payments and benefits will not be considered compensation for purposes of any employee benefit plan, program, policy or arrangement maintained or hereafter established by the Company or its affiliates.

Except as provided in paragraph 4 below and except for the provisions of this Release which expressly survive the termination of my employment with the Company, I knowingly and voluntarily (for myself, my heirs, executors, administrators and assigns) release and forever discharge the Company and the other Released Parties from any and all claims, suits, controversies, actions, causes of action, cross-claims, counter-claims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or liabilities of any nature whatsoever in law and in equity, both past and present (through the date this Release becomes effective and enforceable) and whether known or unknown, suspected, or claimed against the Company and/or any of the Released Parties which I, my spouse, or any of my heirs, executors, administrators or assigns, ever had, now have or may have by reason of any matter, cause, or thing whatsoever, from the beginning of my initial dealings with the Company to the date of this Release, and particularly, but without limitation of the foregoing general terms, any claims arising from or relating in any way to my employment relationship with Company, the terms and conditions of that employment relationship, and the termination of that employment relationship (including, but not limited to, any allegation, claim or violation, arising under: Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended (including the Older Workers Benefit Protection Act); the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of

1993; the Worker Adjustment Retraining and Notification Act; the Employee Retirement Income Security Act of 1974; any applicable Executive Order Programs; the Fair Labor Standards Act; or their state or local counterparts; or under any other federal, state or local civil or human rights law, or under any other local, state, or federal law, regulation or ordinance; or under any public policy, contract or tort, or under common law; or arising under any policies, practices or procedures of the Company; or any claim for wrongful discharge, breach of contract, infliction of emotional distress, defamation; or any claim for costs, fees, or other expenses, including attorneys’ fees incurred in these matters) (all of the foregoing collectively referred to herein as the “Claims”). I understand and intend that this Release constitutes a general release of all claims and that no reference herein to a specific form of claim, statute or type of relief is intended to limit the scope of this Release.

4. I represent that I have made no assignment or transfer of any right, claim, demand, cause of action, or other matter covered by paragraph 2 above.

5. I agree that this Release does not waive or release any rights or claims that I may have under the Age Discrimination in Employment Act of 1967 which arise after the date I execute this Release. I acknowledge and agree that my separation from employment with the Company in compliance with the terms of this Release shall not serve as the basis for any claim or action (including, without limitation, any claim under the Age Discrimination in Employment Act of 1967).

6. I agree that I hereby waive all rights to sue or obtain equitable, remedial or punitive relief from any or all Released Parties of any kind whatsoever, including, without limitation, reinstatement, back pay, front pay, and any form of injunctive relief. Notwithstanding the foregoing, I acknowledge that I am not waiving and am not being required to waive any right that cannot be waived under law, including the right to file an administrative charge or participate in an administrative investigation or proceeding; provided, however, that I disclaim and waive any right to share or participate in any monetary award resulting from the prosecution of such charge or investigation or proceeding.

7. In signing this Release, I acknowledge and intend that it shall be effective as a bar to each and every one of the Claims hereinabove mentioned or implied. I expressly consent that this Release shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected Claims (notwithstanding any state or local statute that expressly limits the effectiveness of a general release of unknown, unsuspected and unanticipated Claims), if any, as well as those relating to any other Claims hereinabove mentioned or implied. I acknowledge and agree that this waiver is an essential and material term of this Release and that without such waiver the Company would not have agreed to the terms of Sections 3(a) or 3(b) of the Agreement. I further agree that in the event that I should bring a Claim seeking damages against the Company, or in the event that I should seek to recover against the Company in any Claim brought by a governmental agency on my behalf, this Release shall serve as a complete defense to such Claims to the maximum extent permitted by law. I further agree that I am not aware of any pending claim or of any facts that could give rise to a claim of the type described in paragraph 2 as of the execution of this Release.

8. I agree that neither this Release, nor the furnishing of the consideration for this Release, shall be deemed or construed at any time to be an admission by the Company, any Released Party or myself of any improper or unlawful conduct.

9. I agree that I will forfeit all amounts payable by the Company pursuant to this Release if I challenge the validity of this Release. I also agree that if I violate this Release by suing the Company or the other Released Parties, I will pay all costs and expenses of defending against the suit incurred by the Released Parties, including reasonable attorneys’ fees, and return all payments received by me pursuant to Sections 3(a) or 3(b) of the Agreement, whichever is applicable, on or after the termination of my employment.

10. I agree that this Release is confidential and agree not to disclose any information regarding the terms of this Release, except to my immediate family and any tax, legal or other counsel that I have consulted regarding the meaning or effect hereof or as required by law, and I will instruct each of the foregoing not to disclose the same to anyone.

11. Any non-disclosure provision in this Release does not prohibit or restrict me (or my attorney) from responding to any inquiry about this Release or its underlying facts and circumstances by the Securities and Exchange Commission (SEC), the Financial Industry Regulatory Authority (FINRA), or any other self-regulatory organization or any governmental entity.

12. I hereby acknowledge that the restrictive covenants in Section 5 of the Agreement shall survive my execution of this Release.

13. I represent that I am not aware of any Claim by me, and I acknowledge that I may hereafter discover claims or facts in addition to or different than those which I now know or believe to exist with respect to the subject matter of the release set forth in paragraph 2 above and which, if known or suspected at the time of entering into this Release, may have materially affected this Release and my decision to enter into it.

14. Notwithstanding anything in this Release to the contrary, this Release shall not relinquish, diminish, or in any way affect any rights or claims arising out of any breach by the Company or by any Released Party of this Release after the date hereof.

15. This Release shall be governed by, construed and interpreted in all respects, in accordance with the laws of the State of Delaware, without regard to conflicts of laws principles thereof.

16. Whenever possible, each provision of this Release shall be interpreted in, such manner as to be effective and valid under applicable law, but if any provision of this Release is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Release shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

BY SIGNING THIS RELEASE, I REPRESENT AND AGREE THAT:

(i)	I HAVE READ IT CAREFULLY;

(ii)	I UNDERSTAND ALL OF ITS TERMS AND KNOW THAT I AM GIVING UP IMPORTANT RIGHTS, INCLUDING BUT NOT LIMITED TO, RIGHTS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, AS AMENDED; THE EQUAL PAY ACT OF 1963, THE AMERICANS WITH DISABILITIES ACT OF 1990, AND THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED;

(iii)	I VOLUNTARILY CONSENT TO EVERYTHING IN IT;

(iv)	I HAVE BEEN ADVISED TO CONSULT WITH AN ATTORNEY BEFORE EXECUTING IT AND I HAVE DONE SO OR, AFTER CAREFUL READING AND CONSIDERATION I HAVE CHOSEN NOT TO DO SO OF MY OWN VOLITION;

(v)	I HAVE HAD AT LEAST TWENTY ONE (21) DAYS FROM THE DATE OF MY RECEIPT OF THIS RELEASE TO CONSIDER IT AND THE CHANGES MADE SINCE MY RECEIPT OF THIS RELEASE ARE NOT MATERIAL OR WERE MADE AT MY REQUEST AND WILL NOT RESTART THE REQUIRED TWENTY ONE (21)-DAY PERIOD;

(vi)	I UNDERSTAND THAT I HAVE SEVEN (7) DAYS AFTER THE EXECUTION OF THIS RELEASE TO REVOKE IT AND THAT THIS RELEASE SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED;

(vii)	I HAVE SIGNED THIS RELEASE KNOWINGLY AND VOLUNTARILY AND WITH THE ADVICE OF ANY COUNSEL RETAINED TO ADVISE ME WITH RESPECT TO IT; AND

(viii)	I AGREE THAT THE PROVISIONS OF THIS RELEASE MAY NOT BE AMENDED, WAIVED, CHANGED OR MODIFIED EXCEPT BY AN INSTRUMENT IN WRITING SIGNED BY AN AUTHORIZED REPRESENTATIVE OF THE COMPANY AND BY ME.

SIGNED:	DATED:

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